Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated June 26, 2020, relating to the balance sheet of D8 Holdings Corp. as of May 14, 2020, and the related statements of operations, changes in stockholder’s equity and cash flows for the period from May 6, 2020 (inception) through May 14, 2020, appearing in Amendment No. 1 to the Registration Statement on Form S-1, File No. 333-239503 and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

July 14, 2020